Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2007 Team Member Stock Purchase Plan and to the Growing Your Future 401(k) Plan of Whole Foods Market, Inc. of our reports dated November 13, 2015, with respect to the consolidated financial statements of Whole Foods Market, Inc. and the effectiveness of internal control over financial reporting of Whole Foods Market, Inc. included in its Annual Report (Form 10-K) for the year ended September 27, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas

May 13, 2016